Exhibit (12)

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31
(in millions)	2009	2008	2007	2006	2005

Loss from continuing operations before provision for income taxes	$(117)	$(874)	$(257)	$(582)	$(1,211)
Adjustments:
Undistributed (earnings) loss of equity method investees	-	-	(1)	(7)	(12)
Interest expense	119	108	143	262	211
Interest component of rental expense (1)	36	39	43	53	50
Amortization of capitalized interest	2	2	9	43	22
Earnings as adjusted	$40	$(725)	$(63)	$(231)	$(940)

Fixed charges:
Interest expense	119	108	143	262	211
Interest component of rental expense (1)	36	39	43	53	50
Capitalized interest	2	3	2	3	3
Total fixed charges	$157	$150	$188	$318	$264

Ratio of earnings to fixed charges	*	**	***	****	*****

(1)	Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.

*	Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $117 million.

**	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $875 million.

***	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $251 million.

****	Earnings for the year ended December 31, 2006 were in adequate to cover fixed charges. The coverage deficiency was $549 million.

*****	Earnings for the year ended December 31, 2005 were inadequate to cover fixed charges. The coverage deficiency was $1,204 million.